UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2006 (February 28, 2006)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events - Mt. Emmons

Crested Corp. (“Crested”) and U.S. Energy Corp. (“USEG”), re-acquired the Mount Emmons molybdenum property located near Crested Butte, Colorado on February 28, 2006. The property was returned to Crested and USEG by Phelps Dodge Corporation (“PD”) in accordance with a 1987 Amended Royalty Deed and Agreement between USECC and Amax Inc. (“Amax”). USECC is a joint venture between Crested and USEG. The Mount Emmons property includes a total of 25 patented and approximately 520 unpatented mining claims, which together approximate 5,400 acres, or over 8 square miles of mining claims.

In a letter dated April 2, 2004, the Bureau of Land Management (the “BLM”) of the United States Department of the Interior, estimated that there were about 23 million tons of mineable reserves containing 0.689% molybdenite, and that about 267 million pounds of molybdenum trioxide was recoverable. This report covered only the high-grade mineralization which is only a portion of the total mineral deposit delineated to date. The BLM relied on a mineral report prepared by Western Mine Engineering (WME) for the U.S. Forest Service, which directed and administered the WME contract. WME’s analysis was based upon a price of $4.61 per pound of molybdic oxide and was used by BLM in determining that the nine claims satisfied the patenting requirements that the mining claims contain a valuable mineral that could be mined profitably. Today, molybdic oxide trades at $24.00 per pound. WME consulted a variety of sources in preparation of its report, including a study prepared in 1990 by American Mine Services, Inc. and a pre-feasibility report prepared by Behre Dolbear & Company, Inc. of Denver, CO in 1998. In its 1992 patent application to the BLM, Amax stated that the size and grade of the Mount Emmons deposit was determined to approximate 220 million tons grading 0.366% molybdenite.

Crested and USEG have decided to pursue permitting and development of the property and are now engaged in the active pursuit of a sizable mining industry partner to co-develop and mine the property. Crested and USEG are considering the commissioning of a full mining feasibility study of the property in light of the fact that the price of molybdic oxide was at $24.00 per pound according to Metal Prices.com on February 24, 2006.

Crested and USEG leased various patented and unpatented mining claims on the Mount Emmons property to Amax in 1974. In the late 1970’s, Amax delineated a large deposit of molybdenum on the properties, reportedly containing approximately 155 million tons of mineralized material averaging 0.44% molybdenum disulfide (MoS2). In 1980, Amax constructed a water treatment plant at the Mount Emmons property to treat water flowing from old mine workings and for potential use in milling operations. By 1983, Amax had reportedly spent an estimated $150 million in the acquisition of the property, securing water rights, extensive exploration, ore body delineation, mine planning, metallurgical testing and other activities involving the mineral deposit. Amax was merged into Cyprus Minerals in 1992 to form Cyprus Amax. PD then acquired the Mount Emmons property in 1999 through its acquisition of Cyprus Amax. Thereafter, PD acquired additional water rights to mine and mill the deposit.

Conveyance of the property to Crested and USEG also includes the transfer of ownership and operational responsibility of the mine water treatment plant located on the properties. The water treatment permit issued under the Colorado Discharge Permit System (“CDPS”) was assigned to Crested and USEG by the Colorado Department of Health and Environment. Operating costs for the water treatment plant are expected to approximate $1 million annually. In an effort to assure continued compliance, Crested and USEG have retained the technical expert and contractor hired by PD on January 2, 2006 to operate the water treatment plant. Crested and USEG will also evaluate the potential use of the water treatment plant in milling operations.

In the April 2, 2004 decision letter, the BLM issued patents on the nine additional mining claims, for a total of 25 patented claims which consists of approximately 350 patented or “fee” acres. A lawsuit was filed by local governmental entities and environmentalists in U.S. District Court of Colorado challenging BLM’s issuance of the patents alleging BLM violated the 1872 Mining Law, applicable regulations, and the Administrative Procedures Act by overruling their protests to Mt. Emmons’ mineral patent application, awarding the patents, and by conveying the land to Mt. Emmons. The case is High Country Citizen’s Alliance, Town of Crested Butte, Colorado, and The Board of County Commissioners of the County of Gunnison, Colorado v. Kathleen Clarke, Director of the Bureau of Land Management et.al., Gale Norton, Secretary of Interior, U.S. Department of the Interior; Phelps Dodge Corporation; Mt. Emmons Mining Company. Crested and Crested are not parties to this litigation.

On January 12, 2005, U.S. District Court Judge Krieger dismissed the plaintiffs appeal holding 1) that the plaintiffs had no right of appeal from a decision to issue a mineral patent because the 1872 Mining Law created no private cause of action for unrelated parties to challenge the issuance of a mineral patent and 2) because the 1872 Mining Law implicitly precludes unrelated third parties from challenging mineral patent by judicial action, the Administrative Procedures Act does not constitute a waiver of sovereign immunity for purposes of this action. Plaintiffs have filed an appeal of the U.S. District Court’s decision to the 10th Circuit Court of Appeals in Case No: 05-1085. Briefs have been filed by the parties and oral arguments were held on January 9, 2006. The case is currently pending.

Crested and USEG expect to transfer the Mount Emmons molybdenum property to a new subsidiary, U.S. Moly Corp. in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: March 2, 2006	By:	/s/Harold F. Herron
President